Exhibit 23.3

CONSENT OF HINCKLEY, ALLEN & SNYDER LLP

We consent to the filing of our opinion dated June 3, 2011, as an exhibit to the Registration Statement on Form S-4 (SEC File No. 333-174731) filed by Brookline Bancorp, Inc. and any amendment thereto as filed with the Securities and Exchange Commission and to the references to our firm name in the Proxy Statement/Prospectus under the heading “Material Federal Income Tax Consequences.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

/s/Hinckley, Allen & Snyder, LLP

HINCKLEY, ALLEN & SNYDER LLP

July 11, 2011